Exhibit 10.48
TECHNOLOGY ASSET PURCHASE AGREEMENT

THIS TECHNOLOGY ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of June 15, 2006 by and among Cabot Microelectronics Corporation, a Delaware Corporation having a place of business at 870 N. Commons Drive, Aurora, Illinois 60504 (“CMC” or the “Parent”), QED Technologies International, Inc., a Delaware corporation having a place of business at 870 N. Commons Drive, Aurora, Illinois 60504 (the “Purchaser”), and Byelocorp Scientific, Inc., a New York corporation having a place of business at 70 Pine Street, New York, New York 10270 (“BSI” or the “Seller”).

RECITALS

WHEREAS, BSI owns certain technology and certain rights to that technology, including patents solely owned by BSI (the “BSI Patents”) and other patents co-owned by BSI and the University of Rochester (“Rochester”) (the “BSI/Rochester Patents”), that relate to shape forming, finishing, polishing and metrology of optical elements and other work pieces including magnetorheological methods, devices, fluids, compositions and related deterministic surface finishing processes (the “Technology”);

WHEREAS, BSI also has an exclusive license under Rochester’s ownership interest in the BSI/Rochester Patents, pursuant to an Exclusive License Agreement between BSI and Rochester, dated June 12, 2006 (the “BSI/Rochester Exclusive License”);

WHEREAS, BSI has granted MR Finishing Systems, LLC, the predecessor to QED Technologies, Inc., a New York corporation (“QED”), an exclusive license under the BSI Patents and under BSI’s ownership interest in the BSI/Rochester Patents, pursuant to a License Agreement, dated July 25, 1996 (the “BSI/QED Exclusive License”);

WHEREAS, QED, Purchaser, CMC, Don Golini (“Golini”) and Lowell Mintz (“Mintz” and, together with Golini, the “QED Shareholders”) have entered into an Asset Purchase Agreement, dated June 14, 2006 (the “Asset Purchase Agreement”), pursuant to which QED is selling to the Purchaser and the Purchaser is acquiring from QED, substantially all of the assets of QED (the “Asset Purchase Transaction”);

WHEREAS, the BSI/QED Exclusive License will be terminated on the Closing Date simultaneous with the Asset Purchase Transaction;

WHEREAS, Mintz and certain members, and trusts for the benefit of members, of Mintz’s family own 100% of the capital stock and all voting and equity interests in BSI, and, pursuant to voting trust agreements, Mintz has the exclusive right to vote 100% of the voting interests of BSI;

WHEREAS, Mintz and certain members, and trusts for the benefit of members, of Mintz’s family own 50% of the Class A Common Stock of QED and 50% of the voting interests in QED; and

WHEREAS, as part of the Asset Purchase Transaction and simultaneously with the Closing thereunder, the Seller desires to sell and transfer to the Purchaser, and the Purchaser desires to acquire from the Seller, certain assets used in or relating to the Technology, including the BSI Patents, BSI’s ownership interest in the BSI/Rochester Patents, and BSI’s rights and obligations under the BSI/Rochester Exclusive License.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01  Specific Definitions. As used in this Agreement, "Scheduled Intellectual Property" means: (i) all patents and patent applications, together with any patents that may issue based thereon, which are listed on Exhibit A attached hereto (including the BSI Patents and the BSI/Rochester Patents), and all priority applications or patents and continuing applications or patents, reissues, re-examinations and renewals thereof; (ii) all foreign applications based on the foregoing referenced U.S. patents and patent applications, together with all patents which may issue based thereon, which are also listed on Exhibit A attached hereto; (iii) copyrights, trademarks and service marks which are applicable to, or utilized in connection with the Technology and which are listed on Exhibit B attached hereto; and (iv) all confidential business information, financial, marketing and business data, databases, know-how, trade secrets, formulas, inventions, invention disclosures, discoveries, ideas, data, processes, drawings, and designs now owned or controlled by the Seller which are related to the matters referenced in the foregoing clauses (i), (ii) and (iii).

Section 1.02  Definitional Provisions. The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.

ARTICLE II

SALE AND PURCHASE OF ASSETS

Section 2.01  Purchased Assets. Subject to and upon the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements made in this Agreement by the Seller at the Closing on the Closing Date (as defined in Section 5.01 of this Agreement), the Purchaser shall purchase and accept from the Seller, and the Seller shall sell, transfer, convey, assign and deliver to the Purchaser, free and clear of all liens, claims, encumbrances or other right (subject to (a) Rochester’s right, title and interest in and to the BSI/Rochester Patents (subject to the BSI/Rochester Exclusive License), (b) any statutory or regulatory right or interest of the U.S. Government in or to Rochester’s right, title and interest in and to the BSI/Rochester Patents, (c) Rochester’s rights and interests under the BSI/Rochester Exclusive License (a copy of which is attached as Exhibit C to this Agreement), including, without limitation, Rochester’s nonexclusive limited license under the BSI/Rochester Patents and certain of the issued U.S. BSI Patents (collectively, the “IP Encumbrances”), (d) QED’s rights and interests under the BSI/QED Exclusive License (which will be terminated on the Closing Date simultaneous with the Asset Purchase Transaction) and (e) Permitted Encumbrances (as defined in the Asset Purchase Agreement, but excluding encumbrances set forth on Part 3.9 of the Disclosure Letter delivered by QED in connection with the Asset Purchase Agreement)), all of the Seller’s right, title and interest in and to all of its assets and properties used in or relating to the Technology (collectively, the “Purchased Assets”), including, without limitation, on a worldwide basis: (a) the Seller’s entire right, title and interest in and to all of the Scheduled Intellectual Property, including the BSI/Rochester Exclusive License; (b) all goodwill associated with any of the foregoing; and (c) all other intellectual property of the Seller which is related to the Technology wheresoever located and whether or not called or reflected on the books, records and financial statements of the Seller ; provided, however, that the name Byelocorp Scientific and variations thereof and derivations therefrom shall be excluded from the Purchased Assets.

Section 2.02  Past Infringement. The Seller further grants, conveys and assigns to Purchaser, without representation or warranty of any kind or nature except as expressly set forth herein, all of its right, title and interest in and to any and all causes of action, rights of recovery and releases related to past infringement of any of the Scheduled Intellectual Property and/or any Purchased Asset.

Section 2.03  Approvals and Consents. The Seller will obtain all necessary third party consents, assignments, releases of liens or other approvals which may be necessary on the part of the Seller to consummate the sale of Purchased Assets to Purchaser pursuant to this Agreement.

Section 2.04  Additional Obligations.

(a)  File Transfer. Within fifteen (15) calendar days following the Closing Date, the Seller will provide Purchaser with all original prosecution files relating to the Scheduled Intellectual Property, together with all books and records relating to any patent royalties, licenses and other material agreements or correspondence; provided, however, that during the period prior to Seller’s delivery of such files and documents to Purchaser, Seller will take all reasonably necessary actions to avoid impairing in any material respect any of the Scheduled Intellectual Property or Purchased Assets.

(b)  Further Assistance. From and after the Closing, the Seller shall provide continuing reasonable cooperation and support to Purchaser with respect to the Purchased Assets, including, by way of example and not limitation, the following: (i) executing documents prepared by Purchaser necessary for recordation, prosecution, maintenance, and litigation of the Scheduled Intellectual Property; (ii) utilizing commercially reasonable efforts to cause the inventors and other relevant persons employed or formerly employed by the Seller to be reasonably available to Purchaser or its counsel for interviews and/or testimony to assist in good faith in further prosecution, maintenance or litigation of the Scheduled Intellectual Property, including, but not limited to, the signing of documents related thereto; (iii) forwarding copies of all correspondence sent and received concerning the Scheduled Intellectual Property as promptly as possible after receipt by the Seller; and (iv) making all relevant documents in the possession or control of the Seller and corresponding to the Scheduled Intellectual Property, or any licenses thereunder, available to Purchaser or its counsel. Any actual out-of-pocket expenses associated with any such assistance shall be borne by Purchaser, expressly excluding the value of the work time by the Seller and the Seller’s employees; provided, however, that in the case of assistance with litigation, the parties shall agree on a case-by-case basis on compensation, if any, of the Seller for the value of the work time of the Seller as reasonably required in connection with such litigation.

ARTICLE III

CONSIDERATION

Section 3.01  Purchase Price. Subject to the terms and conditions contained herein, the Purchaser agrees to pay to the Seller, and the Seller agrees to accept from the Purchaser as the aggregate purchase price for the Purchased Assets and the other covenants and agreements of the Seller contained or referred to herein (including the Seller’s non-compete covenants), the sum of two million, two hundred and twenty-five thousand dollars ($2,225,000) in cash (the "Purchase Price").

Section 3.02  Payment of Purchase Price. At the Closing on the Closing Date, the Purchaser shall pay to the Seller by wire transfer of immediately available funds to the account at a bank specified by the Seller in writing no less than two (2) business days prior to the Closing Date, an aggregate amount equal to the Purchase Price.

Section 3.03  Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets and the non-compete covenant set forth in Section 6.01 as set forth in Schedule 3.03 of this Agreement. The Purchaser and the Seller agree to file all required tax reports and returns reflecting the transactions contemplated herein consistent with such allocation.

Section 3.04  Payment Guarantee by CMC. Notwithstanding anything in this Agreement, CMC unconditionally guarantees Purchaser’s monetary liabilities and monetary obligations under this Agreement, including without limitation (a) the monetary liabilities and monetary obligations of BSI in the BSI/Rochester Exclusive License after the Closing Date, which monetary liabilities and monetary obligations the Purchaser agrees to assume and become liable for pursuant to Section 4.01 of this Agreement, and (b) the monetary liability and monetary obligation of the Purchaser to make the payment of the Purchase Price to the Seller pursuant to Section 3.01 and Section 3.02 of this Agreement.

ARTICLE IV

NONASSUMPTION OF LIABILITIES

Section 4.01  Non-assumption of Liabilities. Except for all of the liabilities and obligations of BSI in the BSI/Rochester Exclusive License after the Closing Date (other than any liabilities and obligations arising from the breach or noncompliance by BSI with the BSI/Rochester Exclusive License prior to the Closing Date or the nonpayment of the License Price thereunder), which liabilities and obligations the Purchaser hereby agrees to assume and become liable for, and except for the other liabilities and obligations of the Purchaser pursuant to this Agreement, the Purchaser shall not assume, or in any way become liable for, any liabilities or obligations of the Seller, of any kind or nature, whether accrued, absolute, contingent or otherwise, or whether due or to become due, or otherwise, arising out of events or transactions or facts which shall have occurred on or prior to or, only with respect to the Purchased Assets, subsequent to the Closing Date (collectively, the “Excluded Assets”). The Excluded Assets shall include, without limitation: (a) 50% of all transfer, sales, purchase, use, value added, excise or similar tax imposed under the laws of the United States, or any other state or political subdivision thereof, which arises out of the transfer of the Purchased Assets; (b) any liability or obligation arising out of any claim, action, suit or proceeding pending as of the Closing Date or any subsequent claim, action, suit or proceeding arising out of or relating to matters or events occurring, or with respect to the manner in which the Seller owned or used the Technology, on or prior to the Closing Date; (c) any liability or obligation relating to the ownership, development or use of the Technology by the Seller on or prior to the Closing Date; (d) any liability or obligation arising out of or relating to assets owned or leased by the Seller on, prior or after the Closing Date (other than with respect to the BSI/Rochester Exclusive License after the Closing Date); (e) any liability or obligation of the Seller with respect to a collective bargaining agreement or any employee benefit or incentive plan, agreement or arrangement; (f) any liability of the Seller or its affiliates for any federal, state, local or foreign income taxes, or any non-accrued payroll, sales, property or other taxes (including, without limitation, those yet to be assessed or payable) for any periods prior to or, other than with respect to the Purchased Assets, subsequent to the Closing Date including, without limitation, all monies or trust fund taxes required to be withheld by the Seller from employees employed by the Seller; (g) the fees, costs and expenses of any person, firm, corporation or other entity acting on behalf of, or representing the Seller as broker, finder, investment banker, financial advisor, accountant, attorney or in any similar capacity; (h) any debt, obligation or liability of the Seller for money borrowed; (i) any liability or obligation resulting from a breach caused by the Seller at any time before or after the Closing of any agreement, contract, commitment, license or lease; (j) any liability, obligation, fine or penalty of any kind resulting from and relating to the Seller’s violation of applicable laws or failure to have, maintain or comply with the terms of any required permits, licenses, certificates or other authorizations required under applicable law; (k) any liability or obligation relating to investigation, remediation or otherwise with respect to hazardous materials including, without limitation, all liabilities and obligations with respect to handling, removal, transport, treatment, storage and disposal of hazardous materials, to any location, in each case, occurring prior to or after the Closing Date; and/or (l) future performance obligations of the Seller in respect of outstanding leases, contracts, licenses, sales orders and purchase orders (other than pursuant to the BSI/Rochester Exclusive License).

ARTICLE V

CLOSING

Section 5.01  Closing and Closing Date. The closing of the transactions contemplated by this Agreement (“Closing”) shall take place at the offices of the Purchaser simultaneously with the “Closing” under the Asset Purchase Agreement, anticipated to occur commencing at 10 a.m., Chicago time on July 6, 2006 or such other date as the parties to the Asset Purchase Agreement may mutually agree (the date on which the Closing is to take place being herein sometimes referred to as the “Closing Date”). Notwithstanding the foregoing, this Agreement shall automatically terminate and be null and void and of no force or effect if the transactions contemplated under Asset Purchase Agreement do not close on or before September 15, 2006.

Section 5.02  Closing Deliveries. At the Closing on the Closing Date, (A) the Seller shall deliver to the Purchaser fully executed copies of the following: (a) all such bills of sale, assignments of all intellectual property related to or arising from the Technology, contract assignments and other documents and instruments of sale, assignment, conveyance and transfer, necessary to sell and transfer the Purchased Assets to the Purchaser; (b) the articles of incorporation for BSI, certified by the Secretary of State of the State of New York as of a date within one (1) week prior to Closing; (c) certificates of good standing for BSI from the State of New York and any other state where BSI is required to be qualified to transact business as a foreign corporation, issued within one (1) week prior to Closing; (d) a copy of BSI's by-laws, as certified by its Secretary; (e) a certified copy of minutes (or the unanimous written consent) of the Board of Directors of BSI authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (f) the opinion of Withers Bergman LLP, special counsel for the Seller, in form and substance reasonably satisfactory to the Purchaser; (g) any and all UCC-3 termination statements or other documents needed to release any liens on the Purchased Assets; (h) a docket identifying all prosecution and maintenance fee events due within 90 days after the Closing Date with respect to the Scheduled Intellectual Property; and (i) such other documents as the Purchaser may reasonably request to carry out the purposes of this Agreement; (B) the Purchaser shall deliver to the Seller: (i) the Purchase Price, by wire transfer to an account specified by the Seller in writing; (ii) a certified copy of minutes of the Boards of Directors of the Purchaser authorizing and approving the execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby; (iii) such documents of assignment and assumption with respect to the BSI/Rochester Exclusive License as the Seller may reasonably request; and (iv) such other documents as the Seller may reasonably request to carry out the purposes of this Agreement; and (C) CMC shall deliver to the Seller: (i) a Secretary’s Certificate of CMC confirming authorization and approval of the execution, delivery and performance by CMC of this Agreement and the consummation of the transactions contemplated hereby; and (ii) such other documents as the Seller may reasonably request to carry out the purposes of this Agreement.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS OF THE SELLER

Section 6.01  Noncompetition, Nonsolicitation and Nondisparagement

(a) Noncompetition. For a period of five (5) years after the Closing Date (the "Period"), Seller shall not, without the prior written consent of the Chairman of the Purchaser’s board of directors, or the President of CMC, participate or engage in, directly or indirectly (as an owner, shareholder (other than passive ownership of up to two percent (2%) of the outstanding stock of any class that is publicly traded), partner, independent contractor, consultant, advisor or in any other capacity calling for the rendition of services, advice, or acts of management, operation or control), any business that, during the Period, is competitive with the Purchased Assets sold by Seller to Purchaser hereunder or is competitive with the Business Conducted by Buyer and/or CMC (as defined in the Asset Purchase Agreement) within the United States, France, the United Kingdom, the Netherlands, Germany, Italy, Japan, Taiwan, the People’s Republic of China, Korea, Malaysia, and Singapore.

(b) Nonsolicitation. During the Period, Seller shall not, directly or indirectly:

(i) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, employee, consultant or other business relation of Purchaser or CMC to cease doing business with Purchaser or CMC, to deal with any competitor of Purchaser or CMC or in any way interfere with its relationship with Purchaser or CMC with respect to businesses conducted by the Purchaser or CMC as of the Closing;

(ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Purchaser or CMC, to deal with any competitor of Purchaser or CMC or in any way interfere with its relationship with Purchaser or CMC; or

(iii) hire, retain or attempt to hire or retain any employee or independent contractor of Purchaser or CMC or in any way interfere with the relationship between Purchaser or CMC and any of its respective employees or independent contractors. For purposes of clarity, Purchaser in this Section 6.01(b) includes the employees and contractors of QED up to and including the Closing Date, as well as those retained by Purchaser during the Period.

(c) Nondisparagement. After the Closing Date, none of the parties hereto will disparage any other party hereto or such party’s shareholders, directors, officers, employees or agents publicly or to any third party, other than in connection with any Proceeding (as defined in the Asset Purchase Agreement).

(d) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 6.01(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 6.01 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Seller expressly agrees that this Section 6.01 is reasonable and necessary to protect and preserve Purchaser's legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage conferred on Seller.

Section 6.02  Additional Agreements. At Closing, the Seller shall execute all such bills of sale, trademark assignments, copyright assignments, patent assignments, contract assignments and other documents and instruments of sale, assignment, conveyance and transfer, as Purchaser or its counsel may deem reasonably necessary to effect the transfer of the Purchased Assets to Purchaser (including, but not limited to, evidence satisfactory to Purchaser that the BSI/QED Exclusive License and any and all liens on the Purchased Assets (other than Permitted Encumbrances and IP Encumbrances) have been released or terminated).

Section 6.03  Further Assurances. The Seller shall, on request of the Purchaser, on and after the Closing Date, cooperate by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably required by the Purchaser or its counsel to consummate or otherwise implement the transactions contemplated by this Agreement; provided, however, that Purchaser will reimburse any such cooperation required by the Seller that incurs actual out-of-pocket costs above and beyond costs incurred in the use of Seller’s own resources, such as employee time.

Section 6.04  Taxes. From and after the Closing, the Seller agrees to indemnify the Purchaser for all taxes attributable to the ownership of the Purchased Assets for all taxable periods (or portions thereof) ending on or before the Closing Date ("Pre-Closing Taxes"). From and after the Closing, the Purchaser agrees to indemnify the Seller for all such taxes for all taxable periods commencing on the Closing Date. From and after the Closing, Taxes which are personal property taxes shall be allocated to the Pre-Closing Taxes based on the number of days in the taxable period (or portion thereof) ending on or before the Closing Date.

Section 6.05  Patent Maintenance Fees. At Closing, the Purchaser agrees to pay the Seller for all patent maintenance fees attributable to the patents and patent applications listed on Exhibit A of this Agreement only for all periods (or portions thereof) commencing on or after the Closing Date, but not for any periods (or portions thereof) occurring prior to the Closing Date, to the extent the Seller has paid any such fees on or before the Closing Date, as set forth in more detail on Schedule 6.05 of this Agreement, as such schedule shall be updated by Seller and delivered to Purchaser at Closing.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS

The obligations of the Seller, CMC and the Purchaser to consummate the purchase and sale of the Purchased Assets and the other transactions contemplated hereby are subject to the satisfaction of the following conditions at or prior to the Closing Date:

Section 7.01  Consents and Filings. All consents of third parties required on the part of the Seller or the Purchaser or CMC for the consummation of the transactions contemplated hereby shall have been duly obtained or effected, including, without limitation, any consents required by any federal, state, local or foreign government.

Section 7.02  Simultaneous Closing of Related Asset Purchase Agreement; BSI License Price; Pre-Closing Amendment. The Closing shall be contingent upon each of the following: (i) the simultaneous closing of the Asset Purchase Agreement and the transactions contemplated thereunder, all in accordance with the terms and conditions of the Asset Purchase Agreement; (ii) payment by BSI of the License Price (as defined in the BSI/Rochester Exclusive License) to Rochester pursuant to Section 3 of the BSI/Rochester Exclusive License on or before the Closing Date; and (iii) the parties entering into the Pre-Closing Amendment pursuant to Section 9.03 below on or before the Closing Date.

Section 7.03  No Adverse Proceedings. No action or proceeding before any court of governmental agency or authority shall be pending or threatened which questions the legality or validity of the transactions contemplated hereby or which may otherwise materially adversely affect the parties’ rights or obligations hereunder.

Section 7.04  Closing Deliveries. The Seller, the Purchaser and CMC shall have delivered all reports, agreements, certificates, instruments, opinions and other documents required to be delivered by the Seller or the Purchaser and CMC, as the case may be, on the Closing Date pursuant to Section 5.02, and the form and substance of all such reports, agreements, certificates, instruments, opinions and other documents shall be reasonably satisfactory to the Purchaser and CMC or the Seller, as the case may be.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

Section 8.01  Representations and Warranties of the Seller. The Seller represents and warrants that the following are true and correct:

(a)  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the business conducted by it or the location of the properties owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a material adverse effect on the Seller or the Purchased Assets.

(b)  The Seller has full power and authority to execute, deliver and perform this Agreement and all other documents, instruments or agreements to be executed, delivered and performed by it in connection herewith (the “Seller Transaction Documents”). The Seller has taken all action required by law, the articles of incorporation or bylaws of the Seller or otherwise to authorize the execution and delivery of the Seller Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(c)  This Agreement and the Seller Transaction Documents constitute the valid and binding agreements of the Seller enforceable against it in accordance with its terms, except as the same may be restricted, limited or delayed by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally and are subject to general principles of equity.

(d)  Subject to the IP Encumbrances and the Permitted Encumbrances, Seller (i) has good and marketable title to the Purchased Assets, free and clear of all liens, claims or encumbrances of any nature whatsoever; and (ii) has full right, power and authority to sell, assign, transfer and deliver good and marketable title to the Purchased Assets hereunder, free and clear of all liens, charges, claims, pledges and encumbrances whatsoever (other than as set forth above in this clause (d)) and conveys such title to the Purchaser.

(e)  To the best of the Seller’s knowledge, the Seller is not in violation of any law, rule, regulation or order of the United States court, or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, wherever located whether in the United States or elsewhere affecting the Purchased Assets or the Technology.

(f)  No claims, actions, suits or proceedings are pending nor commenced during the past five (5) years or to the best of the Seller’s knowledge threatened at law or in equity before any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, wherever located whether in the United States or elsewhere, against the Seller relating to the Purchased Assets.

(g)  (i) Exhibits A and B together include, on a worldwide basis, all patents, copyrights, trademarks and service marks, and any application, renewal, extension or related right relating thereto, owned or used by the Seller as of the date of this Agreement and related to the Technology. To the best of the Seller’s knowledge, all Scheduled Intellectual Property, including, but not limited to, the patents, patent applications and registrations listed in Exhibit A and/or listed in Exhibit B are in good standing, valid and enforceable or not known by the Seller to be invalid or unenforceable, subsisting and in full force and effect in accordance with their terms, and paid-up with respect to maintenance fees such that no surcharges or penalty payments are required to effect maintenance fee payments. To the best of the

Seller’s knowledge, BSI has complied, and is in compliance, in all material respects, with all applicable laws, statutes, orders, rules, regulations and requirements promulgated by governmental or other authorities relating to the Scheduled Intellectual Property and the Seller has received no notice of any sort of alleged violation of any such law, statute, order, rule, regulation or requirement. Except as set forth in Schedule 8.01(g)(i), no licenses, sublicenses, covenants or agreements have been granted or entered into by the Seller or any other person or entity for the Seller in respect of any of the Scheduled Intellectual Property;

(ii)  To the best of the Seller’s knowledge, there is not now and has not been since January 1, 2002, any infringement, misuse or misappropriation by Seller of any valid patent, trademark, tradename, servicemark, copyright (including, without limitation, any computer software, programs and licenses) or trade secret or other intellectual property right, that relates to the Technology and which is owned by any third party, and to the best of the Seller’s knowledge there is not now any existing or threatened claim against the Seller for infringement, misuse, or misappropriation of any such intellectual property rights used in connection with, or necessary for the operation of the Seller’s business relating to, the Technology;

(iii)  There is no pending or threatened claim by the Seller (or by any stockholder on behalf of the Seller) against others for infringement, misuse or misappropriation of any of the Purchased Assets; and

(iv)  None of any director, affiliate or officer of BSI owns directly or indirectly (otherwise than through ownership of stock or other equity interests of BSI and of QED), in whole or in part, any of the Purchased Assets.

(h)  To the best of the Seller’s knowledge, no consent, waiver, permit, approval, authorization or order is required by law, agreement, instrument or otherwise (whether oral or written) to be obtained prior to the consummation of the sale contemplated by this Agreement in order to transfer the Purchased Assets to the Purchaser at Closing, nor will any Purchased Assets be materially adversely affected or materially restricted as the result of such transfer.

(i)  There is no action at law or in equity, no arbitration proceeding, and no action, proceeding, complaint or investigation before or by any federal, foreign, state or local governmental or regulatory commission, agency or other administrative or regulatory body or authority, pending or, to the Seller’s knowledge, threatened against or affecting the Technology or any of the Purchased Assets or the Seller’s right to own the Purchased Assets; and the Seller has no knowledge of any state of facts or contemplated events which may give rise to any such claim, action, suit, proceeding, complaint or investigation.

(j)  To the best of the Seller’s knowledge, the Seller does not (x) own, nor has the Seller owned, the Technology in violation of any federal, foreign, state or local law, statute, ordinance, rule or regulation, or any court or administrative order or process, or (y) carry on or conduct, nor has Seller carried on or conducted, any of its affairs with respect to the Technology in violation of any federal, foreign, state or local law, statute, ordinance, rule or regulation, or any court or administrative order or process.

(k)  There is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of the Seller, threatened against the Technology or against the Seller or to which the Seller is a party with respect to the Technology before any court, or before any governmental department, commission, board, agency, or instrumentality, nor, to the best the Seller’s knowledge, is there any reasonable basis for any such action, proceeding or investigation. To the best of the Seller’s knowledge, the Technology is not subject to any judgment, order or decree of any court or governmental agency. The Seller has not received any opinion or memorandum or legal advice from legal counsel retained by the Seller to the effect that it is exposed, from a legal standpoint, to any liability which may be material to the Technology. The Seller is not engaged in any legal action with respect to the Technology to recover monies due it or for damages sustained or incurred by it, nor does Seller have any such damages due it, or sustained or incurred by it. Schedule 8.01(k) sets forth a list of all litigation, claims and similar matters to which the Technology (or the Seller with respect to the Technology) was a party during the five (5) years preceding the date hereof, the date such litigation was commenced or concluded, and the nature of the resolution thereof (including amounts paid in settlement or judgment).

(l)  The Seller has not employed any broker, finder or agent and has not incurred and will not incur any obligation or liability to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

(m)  All former and current employees of Seller (other than former and current administrative and office personnel) and independent contractors of Seller (other than former and current independent contractors of Seller whose duties do not and did not relate to the Technology) have executed written agreements with Seller that: (i) assign to Seller all rights to any inventions, improvements, discoveries, works of authorship, or information developed relating to the Technology, whether or not an application for patent or other intellectual property right has not yet been filed, and (ii) impose confidentiality obligations in favor of Seller as to the assigned rights described in the immediately preceding clause (i). No current or former employee or independent contractor of Seller has any interest in any Purchased Asset. Seller has paid to its respective employees and independent contractors all fees due, if any, for the assignment of such rights pursuant to individual agreements or applicable legal provisions.

(n)  None of the representations and warranties of the Seller set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits, or other instruments delivered, or to be delivered, to Purchaser as contemplated by any provision hereof (including, without limitation, the Seller Transaction Documents), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 8.02  Representations and Warranties of the Purchaser. The Purchaser and CMC each represents and warrants, jointly and severally, to the Seller that the following are true and correct:

(a)  Each of the Purchaser and CMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power to own (or hold under lease or license) its properties and assets and to carry on its business as now conducted, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a material adverse effect on the Purchaser or CMC, as applicable.

(b)  Each of the Purchaser and CMC has full power and authority to execute, deliver and perform this Agreement and all other documents, instruments or agreements to be executed, delivered and performed by it in connection herewith (the “Purchaser Transaction Documents”) and has taken all action required by law, the charter and bylaws of the Purchaser or CMC, as the case may be, or otherwise to authorize the execution and delivery of this Agreement and the other Purchaser Transaction Documents in connection herewith and the consummation of the transactions contemplated hereby and thereby.

(c)  This Agreement and the Purchaser Transaction Documents constitute the valid and binding agreements of the Purchaser and CMC, enforceable against the Purchaser and CMC in accordance with their respective terms, except as the same may be restricted, limited or delayed by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditor's rights generally and are subject to general principles of equity.

(d) No consent, waiver, permit, approval, authorization or order is required by law, agreement, instrument or otherwise (whether oral or written) to be obtained by the Purchaser or CMC prior to the consummation of the sale contemplated by this Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.01  Indemnification and Reimbursement.

(a)  By Seller. From and after the Closing Date, the Seller agrees to indemnify, defend and hold harmless the Purchaser and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Purchaser Indemnified Persons”) after the Closing from and against any Damages (as defined in the Asset Purchase Agreement) arising out of or resulting from: (a) the untruth or inaccuracy of any representation or warranty of the Seller contained in this Agreement (or in any document, writing or certificate delivered by the Seller pursuant to this Agreement); (b) the failure by the Seller to perform any of its covenants or obligations hereunder; (c) any brokers’ commissions, finders’ fees or other like payments incurred or alleged to have been incurred by the Seller in connection with the sale of the Purchased Assets or the consummation of the transactions contemplated by this Agreement; and (d) any claims, actions, liabilities, obligations, damages, losses, costs or expenses (including reasonable attorneys’ fees) which may be suffered or incurred by any Purchaser Indemnified Person as a result of the assertion against any Purchaser Indemnified Person of any liabilities or obligations of the Seller (other than (i) the liabilities and obligations of BSI in the BSI/Rochester Exclusive License which the Purchaser agrees to assume and become liable for pursuant to Section 4.01 (excluding any liabilities and obligations arising from the breach or noncompliance by BSI with the BSI/Rochester Exclusive License prior to the Closing Date or the nonpayment of the License Price thereunder); and (ii) the other liabilities and obligations of the Purchaser pursuant to this Agreement).

(b) BSI Indemnity Cap; Excess Damages. The total aggregate amount of Damages for which BSI is liable pursuant to Section 9.01(a) shall not exceed $2,225,000 (the “BSI Indemnity Cap”). Notwithstanding the foregoing, the amount of Damages recoverable by Purchaser and the other Purchaser Indemnified Persons from QED and the QED Shareholders pursuant to the provisions of Section 9.01(a) is not limited to the BSI Indemnity Cap and such Damages may exceed the BSI Indemnity Cap as described in Section 9.01(c) below. All Damages in excess of the BSI Indemnity Cap shall be referred to herein as “Excess Damages”. Any Excess Damages and other Damages hereunder and under the Purchase Agreement shall not in the aggregate exceed the Indemnity Cap under the Asset Purchase Agreement.

(c) By QED and the QED Shareholders. QED and the QED Shareholders agree to be jointly and severally liable for all Excess Damages; provided that such Excess Damages, together with all other Damages hereunder or under the Asset Purchase Agreement shall not exceed the Indemnity Cap (as defined in the Asset Purchase Agreement). Purchaser acknowledges and agrees that its indemnification rights under Section 9.01(a) for Excess Damages shall be pursued exclusively as set forth in Section 11 of the Asset Purchase Agreement and shall be subject to the Escrow, Escrow Exclusions and Indemnity Cap provisions set forth therein. QED and each QED

Shareholder acknowledges and agrees that Purchaser may join them as defendants in connection with any indemnifiable claim under Section 9.01(a) without the necessity of a finding that Damages will or will likely exceed the BSI Indemnity Cap. QED and each QED Shareholder acknowledges and agrees that upon execution of this Agreement and at Closing, QED and the QED Shareholders will directly benefit from this Agreement. QED and each QED Shareholder acknowledges and agrees that the benefit conferred upon each of them in connection with this Agreement constitutes adequate consideration for their joint and several indemnification obligations hereunder. QED and each QED Shareholder further acknowledges and agrees that this Agreement is a Contemplated Transaction (as defined in the Asset Purchase Agreement).

Section 9.02  Indemnification and Reimbursement. by the Purchaser. From and after the Closing Date, the Purchaser will indemnify and hold harmless the Seller and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Seller Indemnified Persons”) and will reimburse the Seller Indemnified Persons, for any Damages arising from or in connection with:

(a) the untruth or inaccuracy of any representation or warranty made by the Purchaser or CMC in this Agreement or in any certificate, document, writing or instrument delivered by the Purchaser or CMC pursuant to this Agreement;

(b) the failure of the Purchaser or CMC to perform any of its covenants or obligations hereunder;

(c) any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such person with the Purchaser or CMC (or any person acting on the Purchaser’s or CMC’s behalf) in connection with any of the transactions contemplated by this Agreement;

(d) any Damages which may be suffered or incurred by the Seller Indemnified Persons as a result of the assertion against any Seller Indemnified Person of any liabilities or obligations of the Purchaser or CMC, including the liabilities and obligations of BSI in the BSI/Rochester Exclusive License after the Closing, which the Purchaser hereby agrees to assume and become liable for, pursuant to and in accordance with Section 4.01. Seller acknowledges and agrees that its indemnification rights under this Section 9.02 shall be pursued exclusively as set forth in Section 11 of the Asset Purchase Agreement and shall be subject to the limitation on liability provisions set forth in Section 11.6 therein.

Section 9.03  Pre-Closing Undertaking Among BSI, QED, Purchaser and the QED Shareholders. BSI, QED, Purchaser and the QED Shareholders each acknowledge and agree that it is the intent of the parties that the indemnification obligations of BSI under this Agreement be consistent with the indemnification terms, conditions, procedures and other provisions set forth in Sections 11.5 through 11.16 of the Asset Purchase Agreement (collectively, the “APA Indemnification Terms”), including, but not limited to, the basket, the Escrow, Time Limitations and the Escrow Exclusions described therein, provided, however, that: (i) all monetary baskets, caps and thresholds are intended to apply to Damages hereunder and thereunder in the aggregate and shall not create or give rise to duplicate or separate baskets, caps and thresholds in contravention of the Purchaser’s intended rights and benefits under the APA Indemnification Terms; (ii) notwithstanding the provisions of the immediately preceding clause (i), for purposes of application to BSI of the APA Indemnification Terms, the BSI Indemnity Cap shall be substituted for the Indemnity Cap (as defined in the Asset Purchase Agreement); and (iii) for the avoidance of doubt BSI shall have no liability under the Asset Purchase Agreement for any obligations of QED or the QED Shareholders thereunder. The parties hereto expressly acknowledge and agree that it is their intent that BSI receive the benefit of, and undertake the obligations under, the APA Indemnification Terms. Toward that end, the parties hereto agree to use good faith, diligent and commercially reasonable efforts to draft, negotiate and enter into an amendment to this Agreement after the date hereof and before the Closing to effect the foregoing intent, and only the foregoing intent (the “Pre-Closing Amendment”). . .

Section 9.04  Knowledge and Materiality Qualifiers. Any knowledge (including best knowledge) and materiality qualifiers in Seller’s, CMC’s or Purchaser’s representations and warranties in this Agreement shall be disregarded for purposes of determining Seller’s, CMC’s, Purchaser’s, QED’s and the QED Shareholder’s indemnification obligations, as applicable (including the extent of Damages), in this Section 9.

ARTICLE X

MISCELLANEOUS

Section 10.01  Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be by hand-delivery, certified or registered mail, return receipt requested, facsimile, or air courier to the parties set forth below. Such notices shall be deemed given: at the time delivered by hand, if personally delivered; at the time received if sent certified or registered mail; when answered back, if telexed; when receipt acknowledged, if telecopied; and the fifth (5th) business day after timely delivery to the courier, if sent by air courier.

If to the Seller:

Byelocorp Scientific, Inc.
70 Pine Street
57th Floor
New York, NY 10270
Attention: Lowell A. Mintz
Telephone: (212) 785-2580
Facsimile: (212) 785-2724

If to the Purchaser:

QED Technologies International, Inc.
c/o Cabot Microelectronics Corp.
870 N. Commons Drive
Aurora, IL 60504
Attention:  General Counsel
Telephone: (630) 375-5461
Facsimile: (630) 499-2644

If to CMC:

Cabot Microelectronics Corporation
870 N. Commons Drive
Aurora, IL 60504
Attention:  General Counsel
Telephone: (630) 375-5461
Facsimile: (630) 499-2644

Section 10.02  Governing Law and Jurisdiction. This Agreement will be governed by and construed under the laws of the State of Illinois without regard to conflicts-of-laws principles that would require the application of any other law. Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of Illinois, County of DuPage, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Illinois, Eastern Division, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

Section 10.03  WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES. THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

Section 10.04  Sales and Transfer Taxes. Notwithstanding anything herein to the contrary, the Seller shall pay 50% and the Purchaser shall pay 50% of the cost of any transfer, sales, purchase, use, value added, excise or similar tax imposed under the laws of the United States or any state or political subdivision thereof, which arises out of the transfer of any of the Purchased Assets to the Purchaser.

Section 10.05  Execution in Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

Section 10.06  Titles and Headings. Titles and headings to sections herein are for purposes of reference only, and shall in no way limit, define, or otherwise affect the provisions herein.

Section 10.07  Entire Agreement. This Agreement, the other Seller Transaction Documents and Purchaser Transaction Documents, the Asset Purchase Agreement and the Transaction Documents referred to therein, constitute the entire agreement among the parties with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings among them with respect to such matters.

Section 10.08  Amendment and Modification. This Agreement may be amended, modified or supplemented only by mutual consent set forth in writing duly signed by the parties hereto.

Section 10.09  Currency. All amounts expressed in this Agreement and all payments by this Agreement shall be in United States dollars.

Section 10.10  Binding Effect; Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, permitted assigns, heirs and personal representatives. No party, without the consent of all other parties, may assign its rights or obligations under or related to this Agreement whether voluntarily, involuntarily, by operation of law, transfer of the capital stock or assets of any party or otherwise, except that the Purchaser may, without any consent, either prior to, at or after the Closing assign its rights and obligations under or related to this Agreement to any subsidiary corporation or other affiliated entity of the Purchaser; provided, however, that no such assignment shall relieve the Purchaser or CMC of its obligations under this Agreement.

Section 10.11  Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay their own expenses, including, without limitation, the expenses of its or their own counsel and accountants, in connection with the consummation of the transactions contemplated by this Agreement.

Section 10.12  Exhibits and Schedules. The Exhibits and Schedules hereto shall be construed with and as an integral part of this Agreement to the same effect as if the contents thereof had been set forth verbatim herein.

Section 10.13  Public Announcement. All notices to third parties and all other publicity relating to the transactions contemplated by this Agreement shall be jointly planned, coordinated and agreed to by the Purchaser and the Seller, except to the extent disclosures are required by applicable law.

Section 10.14  Severability. If any provision of this Agreement shall be found invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

[signature page follows]

3

IN WITNESS WHEREOF the parties hereto have executed this Technology Asset Purchase Agreement as of the day and year first above written.

SELLER:

BYELOCORP SCIENTIFIC, INC.

By:

Name: Lowell A. Mintz

Title: Chairman, Chief Executive Officer and President

THE PURCHASER:

QED TECHNOLOGIES INTERNATIONAL, INC.

By:

Name:

Title:

CMC:

CABOT MICROELECTRONICS CORPORATION

By:

Name:

Title:

3

QED Technologies, Inc., Don Golini and Lowell Mintz are parties to this Technology Asset Purchase Agreement solely with respect to their obligations under Section 9

QED TECHNOLOGIES, INC., a New York corporation

By:

Name:

Title:

DON GOLINI, an individual

____________________________________________

LOWELL MINTZ, an individual

____________________________________________

3

Pursuant to Item 601(b)(2) of Regulation S-K, Cabot Microelectronics Corporation hereby agrees to furnish supplementally to the Securities and Exchange Commission a copy of the following schedules to the Technology Asset Purchase Agreement, which have been omitted from this filing:
Schedule	Contents
Exhibit A	List of patents
Exhibit B	List of copyrights, tradenames and service marks
Exhibit C	BSI/Rochester exclusive license agreement
Schedule 6.05	List of patent maintenance fees
Schedule 8.01(g)	List of sublicenses
Schedule 8.01(k)	List of litigation

PRE-CLOSING AMENDMENT
TO
TECHNOLOGY ASSET PURCHASE AGREEMENT

This Pre-Closing Amendment to Technology Asset Purchase Agreement (this “Amendment”), dated as of 7 July 2006, is by and among Cabot Microelectronics Corporation, a Delaware corporation (“CMC” or the “Parent”), QED Technologies International, Inc., a Delaware corporation and wholly owned subsidiary of CMC (the “Purchaser”), Byelocorp Scientific Inc., a New York corporation (“BSI” or the “Seller”), QED Technologies, Inc., a New York corporation (“QED”), Don Golini, an individual (“Golini”), and Lowell Mintz, an individual (“Mintz” and, together with Golini, the “QED Shareholders” and, each, a “QED Shareholder”).

RECITALS

WHEREAS, Parent, Purchaser and Seller are parties to that certain Technology Asset Purchase Agreement dated as of June 15, 2006 (the “Agreement”);

WHEREAS, QED and the QED Shareholders are parties to the Agreement for indemnification purposes as set forth therein; and

WHEREAS, Parent, Purchaser, Seller, QED and the QED Shareholders desire to enter into this Amendment to further provide for certain indemnification matters as contemplated by and described in Section 9.03 of the Agreement,

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Purchaser, Seller, QED and the QED Shareholders hereby agree as follows:

AGREEMENT

1. Section 9.03 of the Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

“Section 9.03 Indemnification Generally. Defined terms used in this Section 9.03 but not defined herein or elsewhere in the Agreement shall have the definitions assigned to such terms in the Asset Purchase Agreement.

(a) Survival. All representations, warranties, covenants and obligations in this Agreement, the certificates delivered pursuant to Section 5.02(A) and any other certificate or document delivered by the Seller pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 9.03(c) below. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

(b) Limitations on Amount. Neither Seller, QED nor any QED Shareholder shall have liability (for indemnification or otherwise) with respect to claims under Section 9.01(a) until the total of all Damages with respect to such matters, together with Damages under Section 11 of the Asset Purchase Agreement, exceeds Two Hundred Thousand Dollars ($200,000.00) in the aggregate, and then for all amounts of such Damages in excess of One Hundred Thousand Dollars ($100,000.00) in the aggregate; provided, however, that the total aggregate amount of Damages recoverable by Purchaser and the other Purchaser Indemnified Persons pursuant to the provisions of this Article IX, together with Damages under Article 11 of the Asset Purchase Agreement, shall be limited to the Escrow Amount, other than for Damages arising in respect of the Escrow Exclusions, which Escrow Exclusions expressly include Damages in respect of Sections 8.01(g)(i), (ii) and (iii), 8.01(i) and 8.01(k) (such Sections 8.01(g)(i), (ii) and (iii), 8.01(i) and 8.01(k), herein the “BSI Escrow Exclusions”) of this Agreement (and none of Seller, QED or any QED Shareholder shall have personal liability for any claim for Damages under this Article IX except for BSI Escrow Exclusions, in the case of BSI, and for Escrow Exclusions, in the case of QED and the QED Shareholders and then only to the extent, and in the amount by which, Damages for Escrow Exclusions exceed the Escrow Amount, and in all events subject to the BSI Indemnity Cap, in the case of BSI, and the Indemnity Cap, in the case of QED and the QED Shareholders). Damages for the Escrow Exclusions, together with Damages under any other provision of Article 11 of the Asset Purchase Agreement and any other provision of this Agreement, shall be limited to an indemnity cap of Eight Million Five Hundred Thousand Dollars ($8,500,000.00) (the “Indemnity Cap”) in the aggregate. Subject to the foregoing limitations, including the Indemnity Cap, BSI will be liable for all Damages under this Article IX up to the BSI Indemnity Cap and QED and the QED Shareholders will be jointly and severally liable for all Excess Damages. Likewise, Purchaser will have no liability (for indemnification or otherwise) with respect to claims under Section 9.02 until the total of all Damages with respect to such matters, together with Damages under Section 11.4(a) of the Asset Purchase Agreement, exceeds Fifty Thousand Dollars ($50,000) and then for the entire amount of such Damages; provided, however, that the total aggregate amount of Damages recoverable by Seller and the other Seller Indemnified Persons pursuant to the provisions of Section 9.02, together with all Damages recoverable by QED under Section 11.4 of the Asset Purchase Agreement, shall be limited to Damages not exceeding an indemnity cap of Eight Million Five Hundred Thousand Dollars ($8,500,000.00) in the aggregate.

(c)  Time Limitations.

(i) If the Closing occurs, BSI, QED and the QED Shareholders, as applicable, will have liability (for indemnification or otherwise) with respect to any Breach under this Agreement of (A) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Sections 2.01 (“Purchased Assets”) and 4.01 (“Non-assumption of Liabilities”) and Article VI (“Additional Covenants”), as to which a claim may be made at any time) or (B) a representation or warranty (other than those relating to the BSI Escrow Exclusions, as to which a claim may be made at any time within three (3) years after the Closing Date), only if on or before the date that is eighteen (18) months after the Closing Date, Purchaser notifies BSI, QED and the QED Shareholders of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Purchaser.

(ii) If the Closing occurs, Purchaser will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with by it prior to the Closing Date or (ii) any representation or warranty, only if on or before eighteen (18) months following the Closing Date, BSI notifies Purchaser of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by BSI.

(d) Escrow. Upon notice to BSI, QED and the QED Shareholders specifying in reasonable detail the basis therefor, Purchaser may give notice of a claim in any amount to which it may be entitled under this Article IX against the amount held escrow under the Escrow Agreement. To the extent that BSI and/or QED and the QED Shareholders have any obligation or liability pursuant to this Article IX, other than matters arising in respect of the Escrow Exclusions, such obligation or liability shall be discharged from the Escrow Amount in accordance with the Escrow Agreement and, with respect to matters arising from the Escrow Exclusions, first from the Escrow Amount (to the extent then available) in accordance with the Escrow Agreement and thereafter by BSI (for BSI Escrow Exclusions only) and/or QED and the QED Shareholders (for all other Escrow Exclusions), as applicable, up to the BSI Indemnity Cap, in the case of BSI and up to the Indemnity Cap, in the case of QED and the QED Shareholders. Neither the exercise of nor the failure to exercise such right to give a notice of a claim under the Escrow Agreement will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it.

(e) Third-Party Claims.

(i) Promptly after receipt by a Person entitled to indemnity under this Article IX (an "Indemnified Person") of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify (an "Indemnifying Person") of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person's failure to give such notice.

(ii) If an Indemnified Person gives notice to the Indemnifying Person of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person's Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) subject to Section 9.03(b), the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent, which Consent shall not be unreasonably withheld, delayed or conditioned. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within thirty (30) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(iii) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(iv) Notwithstanding the provisions of Section 10.02, each party hereto hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on each such party with respect to such a claim anywhere in the world.

(v) With respect to any Third-Party Claim subject to indemnification under this Article IX: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel; and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(vi) With respect to any Third-Party Claim subject to indemnification under this Article IX, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(f) Other Claims.  Within thirty (30) Business Days after a party obtains Knowledge that it has sustained any Damages not involving a Third-Party Claim or action which such party reasonably believes may give rise to a claim for indemnification from another party hereunder, such Indemnified Person shall deliver notice of such claim to the Indemnifying Person, together with a brief description of the facts and data which support the claim for indemnification; provided, however, that failure to so notify the Indemnifying Person shall not relieve the Indemnifying Person of its indemnification obligations hereunder, except to the extent that the Indemnifying Person is actually prejudiced thereby. Any such notice must be made to the Indemnifying Person not later than the expiration of the applicable survival period specified in Section 9.03(c). If the Indemnifying Person does not notify the Indemnified Person within thirty (30) Business Days following its receipt of such notice that the Indemnifying Person disputes its liability to the Indemnified Person under this Article IX, such claim specified by the Indemnified Person in such notice shall be conclusively deemed a Liability of the Indemnifying Person under this Article IX and the Indemnifying Person shall pay the amount of such claim to the

Indemnified Person on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnifying Person has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Person and the Indemnified Person shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved pursuant to Section 9.03(g).

(g) Resolution of Conflicts.

(i) For purposes of this Article IX, if no agreement can be reached after good faith negotiation between the parties, either Purchaser, Seller, QED or the QED Shareholders may, by written notice to the other parties, request that appropriate representatives of each party with decision-making authority, together with their respective counsel, meet in New York, New York (if such request is made by Purchaser) or in Chicago, Illinois (if such request is made by BSI, QED or the QED Shareholders) for one (1) day in an effort to directly resolve the dispute. In the event such a meeting or subsequent meetings fail to resolve the dispute, the parties agree that they shall submit the claim to the following alternative dispute resolution process: The parties first agree to submit the claim and attempt in good faith to resolve the claim pursuant to non-binding mediation or non-binding arbitration of the dispute by a neutral third-party mediator or arbitrator, as applicable, mutually agreed upon and selected in good faith by the parties (in either case, the party conducting such mediation or arbitration shall be referred to herein as a “mediator”) and conducted on terms and conditions to be determined by agreement of the parties and such mediator. The mediator shall set a limited time period and establish procedures designed to reduce the cost and time expended by the parties while allowing the parties an opportunity, adequate in the reasonable judgment of the mediator, to discover relevant information from the opposing parties about the subject matter of the dispute. In the case of non-binding arbitration, such mediator may render findings and such findings may be admissible in court, but neither party shall be deemed to have stipulated or agreed to such findings or otherwise be bound by such findings. In the event that non-binding mediation or non-binding arbitration fails to resolve the dispute, then any party may resort to litigation, provided, however, that the party(ies) who does not prevail in such litigation will be responsible for all costs, expenses and attorneys’ fees related to such litigation both for and on behalf of itself and the prevailing party.

(ii) It is the intent of the parties hereto that all claims between the parties, except those seeking equitable relief, shall be settled by the procedures as set forth in this Section 9.03(g).

(h) Indemnification in Case of Strict Liability or Indemnitee Negligence. The indemnification provisions in this Article  IX shall be enforceable regardless of whether the liability is based upon past, present or future acts, claims or Legal Requirements and regardless of whether any Person (including the person from whom indemnification is sought) alleges or proves the sole, concurrent, contributory or comparative negligence of the Person seeking indemnification or the sole or concurrent strict liability imposed upon the Person seeking indemnification.

(i) Exclusive Remedy. In the absence of fraud and except as provided in Section 9.03(l), the indemnification provisions set forth in this Article IX shall provide the exclusive remedy for breach of any covenant, agreement, representation or warranty of Seller, Purchaser or CMC, as the case may be, set forth in this Agreement, the certificates delivered pursuant to Section 5.02, any transfer instrument or any other certificate, document, writing or instrument delivered by Seller, Purchaser or CMC, as the case may be, pursuant to this agreement. In the case of fraud, the remedies provided in this Article IX will not be exclusive of or limit any other remedies that may be available to Purchaser, Seller and the other Indemnified Persons, as the case may be

(j) Tax Treatment of Indemnification Payments. Unless otherwise required by applicable law, Purchaser and Seller agree to treat any payment made pursuant to this Article IX as an adjustment to the Purchase Price for federal, state and local income Tax purposes.

(k) Effect of Tax and Insurance Benefits. Notwithstanding anything to the contrary contained herein, for purposes of this Article IX, the amount of Damages for a particular claim for which indemnification is provided under this Article IX shall be offset by (i) any Tax benefits actually realized by an Indemnified Person pursuant to Section 9.03(j) as a result of payments made under such claim or otherwise directly as a result of such claim and (ii) the amount of any insurance proceeds received by an Indemnified Person by reason or in respect of such Damages (exclusive of deductibles, retrospective premiums and self-insured retentions under such insurance policies and any costs associated with making or pursuing any claims); provided, however that neither Purchaser nor CMC shall be required or obligated to make or pursue any claims under any insurance policies as a condition to indemnification pursuant to this Article IX or otherwise and any such claims actually made shall be in the sole discretion of Purchaser or CMC, as applicable, provided, however, that Purchaser and CMC shall accept any such insurance proceeds resulting from any such claim in offset under this Section 9.03(k), subject only to the commercially reasonable requirements or conditions of its insurer.

(l) Enforcement of Agreement. Seller acknowledges and agrees that Purchaser would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Purchaser may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.”

--3. Except as expressly amended hereby, all terms and conditions of the Agreement shall remain in full force and effect, and from and after the date hereof, reference to the Agreement shall refer to the Agreement, as amended hereby.

[signature page(s) follow]

IN WITNESS WHEREOF, the parties hereto, hereby execute this Amendment as of the date first set forth above.

SELLER:

BYELOCORP SCIENTIFIC INC.

By:
Name:  Lowell A. Mintz
Title:  Chairman, Chief Executive Officer and President

PURCHASER:

QED TECHNOLOGIES INTERNATIONAL, INC.

By:
Name:
Title:

CMC:

CABOT MICROELECTRONICS CORPORATION

By:
Name:
Title:

(Signature Pages Continue on Following Page)

QED:

QED TECHNOLOGIES, INC., a New York corporation

By:
Name:
Title:

QED SHAREHOLDERS:

DON GOLINI, an individual

_____________________________________

LOWELL MINTZ, an individual

_____________________________________